Exhibit (d)(v)(i)

FORM OF INVESTMENT SUBADVISORY AGREEMENT

between

COHEN & STEERS CAPITAL MANAGEMENT, INC.,

and

INVESTEC ASSET MANAGEMENT US LIMITED

relating to

COHEN & STEERS REAL ASSETS FUND, INC.

AGREEMENT, made as of January     , 2012, by and between Cohen & Steers Capital Management, Inc. (“Advisor”), a corporation organized and existing under the laws of the state of New York, and Investec Asset Management US Limited (“Subadvisor”), a company organized and existing under the laws of England, assigned registered number 02036094 and having its registered office at 2 Gresham Street, London, EC2V 7QP United Kingdom.

WHEREAS, Cohen & Steers Real Assets Fund, Inc. (“Fund”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, each of the Advisor and the Subadvisor are registered as an investment advisor under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Fund has retained the Advisor to render investment advisory services to the Fund, pursuant to an Investment Advisory Agreement dated January     , 2012, as may be amended from time to time (“Advisory Agreement”);

WHEREAS, the Advisory Agreement authorizes the Advisor to delegate to one or more other investment advisors any or all of the Advisor’s duties and obligations under the Advisory Agreement; and

WHEREAS, the Fund and the Advisor wish to retain the Subadvisor to render certain investment advisory services to the Fund with respect to the portion of the Fund’s assets allocated to the Subadvisor, as determined from time to time by the Advisor (“Subadvised Assets”), and the Subadvisor is willing to render such services.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment

(a) Solely with respect to Subadvised Assets, the Advisor hereby appoints the Subadvisor to act as investment subadvisor to the Fund for the periods and on the terms set forth herein. The Subadvisor accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 7 of this Agreement.

(b) The Advisor and the Fund agree that with respect to the Subadvised Assets under this Agreement, in performing all or any of the subadvisory functions under this Agreement, the Subadvisor may use the resources of Investec Asset Management Ltd. (“IAML”), so long as Subadvisor and IAML comply with positions of the Securities and Exchange Commission (“SEC”) staff permitting U.S. registered investment advisers to use investment advisory personnel of unregistered advisory affiliates subject to the supervision of the registered adviser. IAML owns 100% of the Subadvisor and is regulated by the UK Financial Services Authority (“FSA”) and is at all times subject to the Subadvisor’s oversight and control. At all times, the Subadvisor will remain liable for any function performed by its agents pursuant to the authority granted in this clause.

(c) For the purposes of the FSA Rules, the Advisor and the Fund shall be treated as a “professional client” (as defined by the FSA Rules) subject to the right of the Fund and Advisor to request a different classification.

2.	Services and Duties of Subadvisor

Subject to the general supervision and oversight of the Advisor and the Board of Directors of the Fund (the “Board”), the Subadvisor will, solely with respect to the Subadvised Assets:

(a) provide a program of ongoing and continuous investment management for the Subadvised Assets in accordance with the Fund’s investment objective and policies as agreed upon with the Advisor and as stated in the Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission (“SEC”) on Form N-1A, as amended and supplemented from time to time (the “Registration Statement”);

(b) invest and reinvest the Subadvised Assets by selecting the securities, instruments, contracts, options and any other investments and techniques that the Fund may purchase, sell, enter into or use;

(c) oversee the placement of purchase and sale orders on behalf of the Fund in relation to the Subadvised Assets;

(d) employ portfolio managers and investment analysts to make investment decisions in relation to the Subadvised Assets;

(e) maintain books and records with respect to securities and other transactions in accordance with applicable laws, rules and regulations;

(f) to the extent reasonably requested by the Advisor, the officers of the Fund or the Board, cooperate with and provide reasonable assistance to the Advisor and the Fund’s other service providers, including but not limited to, the Fund’s administrator, co-administrator, custodian, accounting agent, legal counsel or independent registered public accounting firm, by (1) keeping them fully informed as to such matters that may reasonably be deemed necessary with respect to the performance of their obligations to the Fund, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information;

(g) comply in all material respects with (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder and any other applicable federal and state laws and regulations, (2) the rules and regulations of the Commodities Futures Trading Commission (“CFTC”), (3) the applicable requirements of any industry self-regulatory organization (“SRO”), (4) Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”), (5) the investment objectives, strategies, policies, limitations and restrictions of the Fund as described in the Registration Statement, (6) the Fund’s Articles of Incorporation and By-Laws or other organizational documents of the Fund and (7) any written instructions of the Advisor or the Board;

(h) manage the Subadvised Assets in accordance with investment restrictions to be provided by the Advisor in the form of percentage restrictions (which may be amended from time to time upon notice to the Subadvisor) as set forth in Appendix B, which seek to ensure that the Fund will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided that the Subadvisor shall not bear responsibility for Subchapter M compliance by the Fund due to particular investments of the Advisor or other subadvisors;

(i) keep the Advisor and/or the Board informed of developments materially affecting the Fund’s portfolio;

(j) not knowingly use material, non-public information concerning the Advisor and its affiliates, or the Fund’s portfolio holdings that may be in the Subadvisor’s possession or the possession of any of the Subadvisor’s affiliates, nor will the Subadvisor seek to obtain any such information, in providing investment advice or investment management services to the Fund solely with respect to the Subadvised Assets;

(k) promptly notify the Fund, the Advisor and the Board in the event that the Subadvisor or any of its affiliates becomes aware that the Subadvisor: (i) is subject to a statutory disqualification that prevents the Subadvisor from serving as investment advisor pursuant to this Agreement; (ii) fails to be registered as an investment advisor under the Advisers Act or under the laws of any jurisdiction in which the Subadvisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Fund or the Advisor or their affiliates; or is involved in any pending litigation or administrative proceeding brought against the Subadvisor or any of its management persons (as defined in Rule 206(4)-4 under the Advisers Act); or (v) fails to meet any other applicable federal or state laws and regulations or the requirements of any SRO necessary for it to continue to perform its duties under this Agreement. The Subadvisor further agrees to notify the Fund and the Advisor promptly of any material fact known to the Subadvisor respecting or relating to the Subadvisor that is not contained in the Fund’s Registration Statement, as amended and supplemented from time to time, regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Subadvisor will promptly notify the Fund, the Advisor and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Fund leaves the employ of the Subadvisor, or if there is an actual change in control or management of the Subadvisor within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

(l) not disclose information regarding Fund characteristics, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Fund’s policies on disclosure of portfolio holdings or characteristics, as provided by the Advisor to the Subadvisor and as updated from time to time;

(m) not consult with any other investment subadvisor of the Fund (if any), or with the subadvisor to any other investment company (or separate series thereof) managed by the Advisor, concerning the Fund’s transactions in securities or other investments, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) or any other rule or regulation under the 1940 Act, and, to the extent that multiple subadvisors may be engaged to provide services to the Fund, the Subadvisor shall be responsible for providing investment advisory services only with respect to the Subadvised Assets; provided, however, that the Advisor shall be responsible for notifying the Subadvisor of positions in the Fund managed by other investment advisors that could trigger any limitation on ownership under the 1940 Act or applicable rules or regulations thereunder or any filing obligation under the Securities Exchange Act of 1934 or applicable rules or regulations thereunder;

(n) maintain an appropriate level of errors and omissions or professional liability insurance coverage, and to provide prior written notice to the Adviser (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any claims will be made under its insurance policies. Furthermore, it shall upon request provide to the Adviser any information it may reasonably require concerning the amount of or scope of such insurance;

(o) not knowingly and will not permit its affiliates to in any way refer directly or indirectly to its relationship with the Fund, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority; and

(p) shall ensure that sufficient and competent investment management, administrative and compliance staff experienced in managing accounts similar to the Fund shall have charge at all times of the conduct of, and shall maintain close supervision of, the investment and management of the Subadvised Assets.

3.	Additional Provisions

(a) The U.S. dollar is the currency (i) in which the Advisor and the Custodian maintain the accounts of the Fund, (ii) that is used to report performance of the Fund and the benchmark and (iii) into which all cash positions in the Fund are repatriated and against which any currency transactions to settle trades are executed (“Base Currency”). Currency transactions to settle portfolio trades in non-restricted currency markets against the Base Currency shall be performed by a broker selected by the Subadvisor. The Subadvisor shall implement standing instructions with the Custodian to settle portfolio trades in restricted currency markets and to execute currency transactions to repatriate income and dividends into, and process corporate actions to or from, the Base Currency.

(b) The Subadvisor further agrees that, in performing its duties hereunder with respect solely to the Subadvised Assets, it will comply with the terms of the Service Level Agreement dated as of the same date as this Agreement, and any amendments thereto (the “SLA”) including but not limited to:

i. make available to the Board and the Advisor at reasonable times, and at least once annually in connection with the Board’s consideration of the renewal of this agreement pursuant to Section 15 of the 1940 Act, its portfolio managers, investment analysts and other appropriate personnel, in order to review the investment policies, performance and other matters relating to the management of the Fund;

ii. review draft prospectuses, reports to shareholders and other documents provided to the Subadvisor, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such documents relating to the Subadvisor and the Subadvised Assets;

iii. subject to Section 10(a)(1) of this Agreement, take all reasonable steps to vote all proxies solicited by or with respect to the issuers of any securities in which the Subadvised Assets may be invested in accordance with the Subadvisor’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Fund; and provide the information required to be set forth in Form N-PX under the 1940 Act to the Fund, the Advisor or their designated agent in a manner that is sufficiently complete by July 31st of each year to ensure the Fund’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act (which may be provided in the form of a data submission); provided, however, the Subadvisor is not responsible for making any filing of any class action, bankruptcy settlement or other litigation claims on behalf of the Fund;

iv. provide the Advisor, the Fund or the Board with such information and assurances (including certifications and sub-certifications) as the Advisor, the Fund or the Board may reasonably request from time to time in order to assist the Advisor, the Fund or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s Form N-CSRs and Form N-Qs and amendments to the Registration Statement;

v. provide reasonable assistance to the Advisor, custodian, administrator or co-administrator for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation procedures and/or the Registration Statement, the value of any portfolio securities or other investments of the Fund for which the Advisor, custodian, administrator or co- administrator seeks assistance from the Subadvisor in accordance with the SLA;

vi. provide the Fund and the Advisor with a copy of its Form ADV as most recently filed with the SEC and, promptly after filing any material amendment to its Form ADV with the SEC, furnish a copy of such amendments to the Fund and the Advisor; and

vii. any other requirements as set forth or described in the SLA.

4.	Representations and Acknowledgments by the Advisor and Subadvisor

(a) The execution and delivery of this Agreement by the Advisor shall constitute the representation by the Advisor that (i) this Agreement is valid and has been duly executed by the Advisor and the terms hereof do not violate any obligation by which the Advisor is bound, whether arising by contract, operation of law or otherwise and that it will be binding upon the Advisor in accordance with its terms; and (ii) it has the power, capacity, and authority to enter into this Agreement and to perform its obligations in accordance herewith.

(b) The Advisor will provide copies of the Fund’s registration statement on Form N-1A and any amendments thereto, annual and semi-annual reports, any shareholder proxy or information statements, advertisements, sales literature or other material relating to the Fund to the Subadvisor (i) promptly upon filing and if such documents contain reference to the Subadvisor, at least 72 hours prior to filing. The Advisor will provide copies of any policies and procedures adopted by the Fund that the Fund and/or the Advisor expect the Subadvisor to apply with respect to the Subadvised Assets, including but not limited to, procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act.

(c) The execution and delivery of this Agreement by the Subadvisor shall constitute the representation by the Subadvisor that (i) this Agreement is valid and has been duly executed by the Subadvisor and the terms hereof do not violate any obligation by which the Subadvisor is bound, whether arising by contract, operation of law or otherwise and that it will be binding upon the Subadvisor in accordance with its terms, and (ii) it has the power, capacity, and authority to enter into this Agreement and to perform its obligations in accordance herewith and (iii) it has provided the Advisor and the Board with all information concerning the Subadvisor and its services, investments and investment strategies that the Advisor or the Board has requested and that the Subadvisor considers necessary to enable the Advisor and the Board to make a proper evaluation of entering into this Agreement.

(d) The Subadvisor confirms delivery and the Advisor acknowledges receipt of the Subadvisor’s Form ADV, and such compliance manuals, operational manuals and good standing certificates as may reasonably be requested by Advisor, at least forty-eight (48) hours prior to the execution of this Agreement.

(e) The Subadvisor makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or the Subadvised Assets, whether on a relative or absolute basis.

(f) For purposes of this Agreement, the term “Subadvisor” shall include any officers, directors, employees, or other affiliates of the Subadvisor, or independent contractors retained by Subadviser, performing services with respect to the Fund.

5.	Brokerage

With respect to the Subadvised Assets:

(a) The Subadvisor may open and maintain brokerage accounts of all types on behalf of and in the name of the Fund. The Subadvisor may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other investments into such accounts as the Subadvisor deems desirable or appropriate.

(b) The Subadvisor may place orders pursuant to its investment determinations for the Fund directly with the issuers or counterparties of the securities or other investments, or with brokers (including futures commission merchants) or dealers selected by the Subadvisor.

(c) In selecting brokers or dealers to execute transactions on behalf of the Fund, the Subadvisor will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for the Fund transaction, the Subadvisor will apply its Order Execution Policy and consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security or other investment, the price of the security or other investment, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Subadvisor is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the Subadvisor or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Fund that the Subadvisor have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadvisor may cause the Fund to pay a broker-dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Subadvisor determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Subadvisor to the Fund, and in compliance with Section 28(e) of the 1934 Act. It is understood that the services provided by such brokers may be useful to the

Subadvisor in connection with the Subadvisor’s services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Subadvisor and its affiliates are authorized to effect portfolio transactions for the Fund and to retain brokerage commissions on such transactions.

(d) The Subadvisor may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities or other investments for the Fund with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with the Fund’s investment objectives, policies and procedures, (ii) the allocation of the securities or other investments so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Subadvisor in a manner that complies with the trade allocation policies and procedures approved by the Board and is fair and equitable in the judgment of the Subadvisor and is consistent with the Subadvisor fiduciary obligations to the Fund and each of its other clients. The Advisor and the Fund understand that such aggregate or bunch orders may work both to their benefit and detriment.

(e) The Subadvisor shall report to the Advisor and the Board, quarterly and otherwise, when reasonably requested, as to all payments of commissions and as to its brokerage policies and practices with respect to the Subadvised Assets, and shall follow such instructions with respect thereto as may be given by the Advisor or the Board.

(f) Notwithstanding the foregoing subsections of this Section 4, the Advisor and the Fund shall provide the Subadvisor with a list of entities that would be considered “affiliates” of the Fund for purposes of Section 10 and Section 17 of the 1940 Act and shall provide a list of brokers that may not be used to place or execute transactions in the Subadvised Assets, which shall be updated promptly when required. The Advisor and the Fund shall provide the desired form for reporting for transactions with affiliates of the Fund or the Advisor that require review or approval by the Board of Directors of the Fund.

6.	Books, Records and Regulatory Filings

(a) The Subadvisor agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Subadvisor with respect to the Subadvised Assets by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Subadvisor further agrees that all records that it maintains with respect to the Subadvised Assets for the Fund are the property of the Fund and it will promptly surrender copies of any of such records upon request; provided, however, that the Subadvisor may retain copies of any records to the extent required for it to comply with applicable laws. Notwithstanding the foregoing, Subadvisor has no responsibility for maintaining the books and records of the Fund.

(b) The Subadvisor agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws, rules and regulations.

(c) The Subadvisor shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Subadvisor also shall make all required filings on Schedule 13D or 13G and Form 13F (as well as other filings triggered by ownership in securities and other investments under other applicable laws, rules and regulations) as may be required of the Fund due to the activities of the Subadvisor. The Subadvisor shall be the sole filer of Form 13F with respect to the Subadvised Assets. The Subadvisor shall include positions in the Subadvised Assets on the Subadvisor’s 13G or 13D reports. The Subadvisor shall notify the Advisor promptly and before filing if the Subadvisor determines that it is obligated to file Schedule 13D.

7.	Standard of Care, Limitation of Liability

(a) The Subadvisor shall exercise its best judgment and reasonable care in rendering the services under this Agreement. The Subadvisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisor or the Fund or any of their affiliates (collectively, the “Advisor Indemnitees”) in connection with the matters to which this Agreement relates except a loss resulting from the Subadvisor’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement; provided, however, that nothing herein shall be deemed to protect or purport to protect the Subadvisor against any liability to the Advisor Indemnitees for, and the Subadvisor shall indemnify and hold harmless the Advisor Indemnitees from, all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which any of the Advisor Indemnitees may become subject arising out of or resulting from (i) the Subadvisor causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s current Registration Statement or otherwise communicated to Subadvisor in writing, (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Subadvisor that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Advisor or the Fund by the Subadvisor for use therein, or (iii) Subadvisor’s willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement.

(c) In addition, Subadvisor shall indemnify and hold harmless the Fund and its Board of Directors from all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which either the Fund or its Directors become subject directly arising out of or resulting from a breach of fiduciary duty by the Subadvisor under Section 36(b) of the 1940 Act with respect to the receipt of compensation for its services under this Agreement.

(d) The Advisor agrees to indemnify and hold harmless the Subadvisor from and against, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) howsoever arising, from or in connection with this Agreement or the performance by the Subadvisor of its duties hereunder; provided that no indemnification under this sub-paragraph shall be provided for losses resulting from the Subadviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement.

(e) The Subadvisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Articles of Incorporation or other organizational document of the Fund and agrees that any obligations of the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Subadvisor shall not seek satisfaction of any such obligation from any shareholders or any individual shareholder of the Fund. Nor shall the Subadvisor seek satisfaction of any such obligation from the directors of the Fund or any individual director or any officers.

(f) Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of (i) any obligations arising under federal or state securities laws or the regulatory system (as that term is defined in the FSA rules), or any other applicable regulatory system or provision, or (ii) of any right the Fund may have under applicable federal or state securities laws.

8.	Compensation

The Subadvisor shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Appendix A attached hereto (“Subadvisory Fee”).

9.	Expenses

The Fund or the Advisor will bear all expenses in connection with the operation of the Fund, including (but not limited to) (i) brokerage, transfer, tax and other costs of the Fund associated with purchase, sale, or other disposition of the Subadvised Assets; (ii) organizational costs; (iii) Securities and Exchange Commission fees and state Blue Sky qualification fees; (iv) industry association fees; (v) costs of independent pricing services; (vi) all expenses related to the Fund’s investment program related to services provided by the Advisor or other service providers not retained by the Subadvisor; (vii) any non-investment related interest expense; (viii) outside auditing and legal expenses; (ix) fees paid and out-of-pocket expenses reimbursed to the Fund’s administrator, custodian, transfer and dividend disbursing agents; (x) escrow and other recordkeeping fees and expenses; (xi) costs of errors and omissions/directors’ and officers’ liability insurance and a fidelity bond; (xii) Trustees’ fees; (xiii) advisory fees; (xiv) costs of preparing and mailing shareholder reports and other communications and shareholder meetings; (xv) costs of preparing, printing and mailing Fund offering materials; (xvi) costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Advisor and any custodian or other agent engaged by the Fund; (xvii) fees paid and out-of-pocket expenses reimbursed for fund accounting and investor services; and (xviii) any extraordinary expenses. The Subadvisor shall bear all of its costs and expenses in connection with the performance of its services under this Agreement, except as indicated in the preceding sentence.

If there is a termination or possible termination of this Agreement as a result of an assignment caused by a change of control or management of the Subadvisor, then, the Subadvisor shall bear all reasonable expenses and costs of the Fund including, as applicable, the preparation and mailing of an information statement to shareholders, or the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement. The foregoing obligations of the Subadvisor shall apply in any circumstance in which the Advisor, in consultation with internal or outside counsel to the Fund, and the Subadvisor deems that an actual or possible assignment of this Agreement has or may occur, and determines that a vote of shareholders must be obtained; provided, however, that this provision shall not apply if there is no change of control for purpose of Rule 2a-6.

10.	Services to Other Companies or Accounts

The investment advisory services of the Subadvisor to the Fund under this Agreement are not to be deemed exclusive, and the Subadvisor shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of the Fund) and to engage in other activities, provided that such other services and activities do not interfere with or impair the Subadvisor’s ability to fulfill its duties and obligations under this Agreement. If the Subadvisor provides any advice to its clients concerning investment in the shares of the Fund, the Subadvisor shall act solely for such clients in that regard and not in any way on behalf of the Advisor or the Fund. The Advisor and the Fund acknowledge that the Subadvisor or its affiliates may give advice and take actions in the performance of their duties to clients which may differ from the advice given, or the timing and nature of actions taken, with respect to the Subadvised Assets. In addition, advice provided by the Subadvisor may differ from advice given by its affiliates.

11.	Compliance Matters

(a) The Subadvisor understands and agrees that it is a “service provider” to the Fund as contemplated by Rule 38a-1 under the 1940 Act. As such, the Subadvisor agrees to cooperate fully with the Advisor and the Fund and its directors and officers, including the Fund’s CCO, with respect to (i) any and all compliance-related matters, and (ii) the Fund’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as that term is defined by Rule 38a-1) by the Fund, the Advisor and the Subadvisor. In this regard, the Subadvisor shall:

(1) submit to the Board for its consideration and approval, prior to the effective date of this Agreement, a summary of the Subadvisor’s compliance program and a copy of each of the Subadvisor’s policies that relate to the Subadvisor’s performance of its obligations under this Agreement;

(2) submit annually (and at such other times as the Fund may reasonably request) to the Fund’s CCO and the Advisor for consideration by the Board, a report discussing the adequacy and effectiveness of the Subadvisor’s compliance program, and fully describing any material amendments to such compliance program since the most recent such report;

(3) provide periodic reports and certifications concerning the Subadvisor’s compliance program, and where permitted by law and regulation, report promptly in the event of (i) material compliance matters, including but not limited to, SEC or other regulatory examinations in which material deficiencies or material violations of the Subadvisor’s compliance program are identified; or (ii) material changes are adopted to the policies and procedures that compose the Subadvisor’s compliance program;

(4) provide the Advisor and the Fund and its directors and officers with reasonable access to information regarding the Subadvisor’s compliance program, which access shall include on-site visits with the Subadvisor as may be reasonably requested from time to time;

(5) permit the Advisor and the Fund and its directors and officers to maintain an active working relationship with the Subadvisor’s legal and compliance personnel by, among other things, providing the Advisor and the Fund’s CCO and other officers with a specified individual within the Subadvisor’s organization to discuss and address compliance-related matters;

(6) provide the Advisor and its chief compliance officer and the Fund and its directors and officers, including the Fund’s CCO, with such certifications as may be reasonably requested; and

(7) reasonably cooperate with any independent registered public accounting firm engaged by the Fund, ensure that all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm’s opinion, and each provide the Advisor and such independent registered public accounting firm with a copy of any evaluation of the Subadvisor’s internal controls or procedures as prepared by a registered independent public accounting firm engaged by the Subadvisor, if any such report is commissioned.

(b) The Subadvisor represents, warrants and covenants that it has implemented and shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act and Code of Ethics under Rule 204A-1 under the Advisers Act.

(c) The Subadvisor and the Advisor acknowledge that the Subadvisor is not a compliance agent for the Fund, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing including for Subchapter M compliance. To the extent agreed upon between the parties, the Subadvisor shall perform compliance testing with respect to the Subadvised Assets based upon information in its possession and upon information and written instructions received from the Advisor or the Fund’s Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions.

(d) The Advisor or Fund’s Administrator shall promptly provide the Subadvisor with copies of the Fund’s Articles of Incorporation, Bylaws, Summary Prospectus, Prospectus, Statement of Additional Information, Part C and any written policies or procedures adopted by the Board and to be applied to the Subadvised Assets and, promptly after amendment, any amendments or revisions thereto. The Subadvisor shall supply such reports or other documentation as reasonably requested from time to time by the Advisor to evidence Subadvisor’s compliance with such Fund’s registration statement, and policies or procedures applicable to the Subadvised Assets and delivered to the Subadvisor.

(e) Neither party to this Agreement, nor any of their affiliates, will approach, offer or accept any form of employment or consultancy work with respect to any of the employees or officers of the other party or any of their affiliates during the term of this Agreement and for 18 months after the termination of this Agreement.

12.	Duration and Termination

(a) This Agreement shall be effective immediately as of the date set forth above and shall continue in effect for two years unless sooner terminated as provided herein, and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the directors or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the directors who are neither (A) parties to this Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b) This Agreement is terminable with respect to the Fund, without penalty, on sixty (60) days’ written notice to the Subadvisor: (i) by the Fund, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by the Advisor. This Agreement may be terminated in its entirety, without penalty, by the Subadvisor upon one hundred twenty (120) days’ written notice to the Advisor and the Fund. In addition, this Agreement will terminate with respect to the Fund in the event of the termination of the Advisory Agreement with respect to the Fund. This Agreement will terminate automatically in the event of its “assignment” (as defined in the 1940 Act).

(c) In the event of a termination of this Agreement for any reason with respect to the Fund, the Subadvisor shall reasonably cooperate with any transition manager or successor investment subadvisor and with the Advisor in transitioning the management of the Subadvised Assets to one or more new subadvisors or to the Advisor, including, without limitation, providing the transition manager, at such intervals as the transition manager may request, with a list of holdings for the portion of Fund assets under the Subadvisor’s management and such other information as required by the transition management agreement, into which the Advisor and the transition manager will, at that time, enter. Any costs associated with assisting the transition manager shall be paid by the Fund or the Advisor.

(d) Subject to Section 6, termination will not affect the validity of any action previously taken by the Subadvisor regarding the Fund prior to the effectiveness of the termination. The Advisor will pay the fees of the Subadvisor described in Section 7 pro rata to the effective date of the termination.

(e) Termination of this Agreement shall not affect the rights or obligations of the Advisor, the Advisor Indemnitees and the Subadvisor under Section 6 of this Agreement.

13.	Use of Name

(a) The parties agree that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

(b) The Subadvisor hereby consents to the use of its name and the names of its affiliates in the Fund’s disclosure documents, shareholder communications, advertising, sales literature and similar communications, subject to the Subadvisor’s right to approve factual statements about the Subadvisor or its affiliates. The Subadvisor shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Advisor, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Fund and the Advisor.

14.	Confidential Information

(a) Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Fund (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party without the prior consent of the Discloser, except for any party that is under common control with the Recipient and except for a limited number of employees, attorneys, accountants and other advisors of the Recipient on a need-to-know basis and solely for the purposes of rendering services under this Agreement, provided that any such party is also subject to an obligation to treat confidentially any Confidential Information.

(b) Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c) In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings or regulatory investigation, subpoenas, civil investigative demand or similar process), in connection with any proceeding or regulatory investigation, to disclose any of the Discloser’s Confidential Information, the Recipient will where permitted by law and regulation to give the Discloser prompt written notice of such request or requirement to allow the

Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

15.	Amendment

This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations, as modified or interpreted by any applicable order, exemptive relief or interpretative release issued by the SEC.

16.	Notices

All notices hereunder shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Advisor:	Cohen & Steers Capital Management, Inc.
280 Park Avenue, 10th Floor
New York, NY 10017
Attn.: General Counsel

With a copy to:	Cohen & Steers Capital Management, Inc.
280 Park Avenue, 10th Floor
New York, NY 10017
Attn.: Director of Investment Administration

If to the Subadvisor:	Investec Asset Management Limited
2 Gresham Street
London
EC2V 7QP
Attn: Head of Compliance

With a copy to:	Investec Asset Management Limited
Woolgate Exchange
25 Basinghall Street
EC2V 5HA
Attn: Head of Client Infrastructure

17.	Miscellaneous

(a) This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b) Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c) The provisions of Sections 6, 12 and 13 hereof shall survive the termination of this Agreement.

(d) This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties. Each of the individuals whose signature appears below warrants that he has full authority to execute this Agreement on behalf of the party on whose behalf he has affixed his signature to this Agreement.

(e) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of The State of New York, without giving effect to the choice of laws provisions of that or any other jurisdiction. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control. The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in State of New York.

(f) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(g) Notwithstanding anything herein to the contrary, the Subadvisor shall be an independent contractor. Nothing herein shall be construed as constituting the Subadvisor as an agent of the Advisor or the Fund, except to the extent expressly authorized by this Agreement.

(h) Neither party shall be liable for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control and without fault or negligence of such party including, but not limited to Acts of God, government restrictions, wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:
Name:
Title:
INVESTEC ASSET MANAGEMENT US LIMITED
By:
Name:
Title:

B-1